UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 6, 2006

NORTEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-07260	NOT APPLICABLE

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8200 DIXIE ROAD, SUITE 100, BRAMPTON, ONTARIO, CANADA	L6T 5P6

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	905-863-0000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement
Pursuant to indemnification agreements entered into on September 6, 2006 with each of Dr. Manfred Bischoff, The Honourable John P. Manley, P.C., Claude Mongeau and John D. Watson, the Registrant has agreed to indemnify and reimburse each such director for any injury, losses, liabilities, damages, charges, costs, expenses, fines or settlement amount reasonably incurred by any of them, including reasonable legal and other professional fees, (i) in connection with a claim, action, suit, application, litigation, charge, complaint, prosecution, assessment, reassessment, investigation, inquiry, hearing or other proceeding of any nature or kind whatsoever, whether civil, criminal, administrative or otherwise, made, asserted against or affecting such director or in which such director is required by law to participate or in which such director participates at the request of the Registrant or in which such director chooses to participate, if it relates to, arises from, or is based on such individual’s service as a director or officer of the Registrant or service as a director or officer of another entity at the request of the Registrant (the Registrant confirmed its request that each such director serve as a director of Nortel Networks Limited (NNL)), or (ii) otherwise related to, arising from or based on such individual’s service as a director or officer of the Registrant or service as a director or officer of another entity at the request of the Registrant, except if such indemnification or reimbursement would be prohibited by the Canada Business Corporations Act or any other applicable law. Dr. Manfred Bischoff was appointed to the Boards of Directors of the Registrant and NNL on April 29, 2004 and The Honourable John P. Manley was appointed to the Boards of Directors of the Registrant and NNL on May 26, 2004. Claude Mongeau and John D. Watson were elected to the Board of Directors of the Registrant and appointed to the Board of Directors of NNL on June 29, 2006.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION
By:	/s/ Gordon A. Davies
Gordon A. Davies
General Counsel – Corporate and Corporate Secretary

By:	/s/ Tracy S.J. Connelly McGilley
Tracy S.J. Connelly McGilley
Assistant Secretary

Dated:  September 11, 2006